Exhibit 5.1



                                 August 30, 1996




Pallet Recycling Associates
     of North America, Inc.
2665 Long Lake Road, Suite 120
Roseville, Minnesota 55113

                  Re: Pallet Recycling Associates of North America, Inc. Pre-Effective Amendment No. 1
                           Registration Statement on Form S-1
                           (File No. 333-3968)


Ladies and Gentlemen:


           We have acted as special counsel to Pallet Recycling Associates of North America, Inc., a Minnesota corporation (the Company"), in connection with a Registration Statement on Form S-1, as amended by pre-effective amendment No. 1 (the Registration Statement") relating to 3,162,500 shares of the Company's common stock, par value $0.01 per share (the Common Stock"), all of which are authorized but heretofore unissued.


           We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed that the Common Stock will be priced by the Pricing Committee established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions and will be issued and sold as described in the Registration Statement.

           Based on the foregoing, we are of the opinion that the shares of Common Stock to be sold by Company pursuant to the Registration Statement, upon issuance, delivery and payment therefor as described in the Registration Statement, will be, validly issued, fully paid and nonassessable.

           Our opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                          Very truly yours,


                                          DORSEY & WHITNEY LLP

                                          /s/Dorsey & Whitney LLP